SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 2, 2000


                                 Aon Corporation
                   ------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         DELAWARE                     1-7933                  36-3051915
 ------------------------    ------------------------  ------------------------
      (STATE OR OTHER        (COMMISSION FILE NUMBER)        (IRS EMPLOYER
       JURISDICTION                                       IDENTIFICATION NO.)
     OF INCORPORATION)

                  123 N. WACKER DRIVE, CHICAGO, ILLINOIS 60606
           ---------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (312) 701-3000


                                 NOT APPLICABLE
            --------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.     OTHER EVENTS

On November 2, 2000, Aon Corporation (the "Company") issued a press release reporting its third quarter 2000 results and announcing that the Company's board of directors approved, in principle, a comprehensive business transformation plan.

A copy of the press release is being filed as an exhibit hereto.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                          Aon CORPORATION



                                          By:  /s/ Harvey N. Medvin
                                               --------------------
                                          Name:  Harvey N. Medvin
                                          Title: Executive Vice President
                                                 and Chief Financial Officer


                                  EXHIBIT INDEX

      The following exhibit 99 is filed herewith.

EXHIBIT No.             EXHIBIT
-----------             -------

99                      Press release issued on November 2, 2000

                                                                      EXHIBIT 99





                    AON REPORTS THIRD QUARTER 2000 EARNINGS;
                     ANNOUNCES BUSINESS TRANSFORMATION PLAN
                        AND FUTURE RESTRUCTURING CHARGES;
                             GIVES OUTLOOK FOR 2000


Chicago, IL - November 2, 2000 - Aon Corporation (NYSE:AOC) announced today that net income for the third quarter of 2000 was $139 million or $0.53 per dilutive share compared to net income of $138 million or $0.52 per dilutive share in the comparable 1999 quarter. Total third quarter revenues were $1.79 billion, up slightly from a year ago. Adjusted for the impact of foreign currency translations, total revenues increased 4 percent from the prior year's quarter.
      Aon also announced today that its board of directors approved, in principle, a comprehensive business transformation plan. The plan is designed to significantly improve the way the company conducts its business, to improve client service and to enhance our profitability. The plan combines existing, proven technology with process redesign and organizational change. Total pretax costs related to the business transformation plan are estimated to be between $250 million and $325 million, the majority of which will be recorded as a restructuring charge beginning in the fourth quarter of 2000.
      "Aon has been known as a leader in the consolidation of the insurance industry -- building a world class client franchise and professional services organization that spans 600 offices in 120 countries," Aon Chairman and CEO Patrick G. Ryan said. "Now is the right time for us to exhibit leadership in leveraging our technology investments that will drive economies of scale and further enhance quality for the benefit of our clients as well as our shareholders."

BUSINESS TRANSFORMATION COSTS AND SAVINGS

      Aon's technology investments have produced improved processing, accounting and administrative systems, which coupled with new, redesigned work flows will eliminate duplication and shorten process cycle times. These benefits will be spread over an expanded office network to take advantage of additional growth opportunities. Client service responsibilities will continue to emanate from Aon's local offices, supported by new processing centers that will alleviate the administrative burdens of relationship managers.

      o The business transformation costs will include a restructuring charge and transition costs, both of which will be incurred during the periods when the plan is being implemented. Implementation of the plan will occur over the next five quarters to ensure a smooth transition to the new operating models.
      o The majority of the restructuring charge is expected to be taken over the fourth quarter 2000 and the first quarter 2001 with the remaining amount expected to be recognized in the second quarter 2001.
      o The restructuring charge will largely reflect cash costs related to severance payments from the reduction of about six percent of the Corporation's 50,000 worldwide workforce, or approximately 3,000 positions.
      o Most of the transition costs are related to running parallel functions to insure high quality client service as we transition to new operating models.
      o Annualized pretax savings from the business transformation plan, once fully implemented, are estimated to be approximately $150 million to $200 million.
      o Some savings will be realized in the first and second quarters 2001. In those quarters, however, the transition costs will mostly offset the savings.
      o By the third quarter 2001 these transition costs will decline significantly, and the majority of the annualized savings will begin to be realized in the fourth quarter 2001.
      o Temporary revenue shortfalls may occur during the early stage of implementation of the business transformation plan.

      "Our streamlined processes will free up employees to find more creative solutions and provide even better client service as we embark on this new era with our redefined operating model clearly in view," Ryan said. "And during this time our commitment to our clients will be evidenced by our willingness to do everything possible - and incur whatever costs necessary -- to insure that quality client service is maintained and strengthened."
      The majority of the charges and savings are related to Insurance Brokerage, Aon's largest business segment. Similarly, the majority of the related savings will occur in the U.S. and the U.K. where Aon has many of its offices and employees. Positions to be reduced will happen at all levels including senior and middle management, corporate staff functions, administrative and clerical.
      "Workforce reductions are always difficult, and we will work closely with our employees to help them through this transition," Ryan said.

CLIENT BENEFITS
      Aon's business transformation plan supports the Corporation's goal of constantly improving the efficiency with which its professional advisory services are delivered to clients around the world.

      "We have anticipated the changing needs of our clients and now is the right time to transform our business practices. We have already made prudent investments in needed technology, and we have validated its performance. Equally important, we have the leadership team in place to drive change," Ryan added.

      Major steps in this business transformation process include:
      o completing and implementing Bridge -- a proprietary policy management and accounting system - and the redesign of business processes across the U.S. retail brokerage network;
      o     finalizing  a  significant  outsourcing  agreement  for  information technology infrastructure and telecommunications in the U.K.;
      o     creating a single services  infrastructure across the U.K. that will drive down corporate administrative costs, including a reduction in the number of legal entities;
      o     leveraging  existing   technology   investments  across  the  global
            network; and
      o     implementing   continuous   process   improvement   throughout   the
            organization.
      In addition, Aon will continue its efforts to build its e-marketplace presence, enhancing Aon's existing market exchange.

NINE-MONTH RESULTS AND THIRD QUARTER ANALYSIS
      For the first nine months of 2000, net income was $391 million compared with $339 million in the year-ago period. Earnings per dilutive share were $1.49 compared with $1.28 per share in the first nine months of 1999. Revenues for the nine months were a record $5.41 billion, a 4 percent increase over the year ago level of $5.19 billion. Adjusted for foreign currency translation, total revenues increased 7 percent from the prior year period.
      During the third quarter, insurance brokerage and other services revenue grew to $1.042 billion, compared with $1.012 billion in the 1999 third quarter. Adjusted for foreign currency translation, revenue growth was 7 percent.
International retail, specialty, and reinsurance had strong results. Pretax income rose to $183 million from $163 million in the year earlier quarter. Reported pretax margin increased to 17.5 percent from 16.1 percent in the 1999 third quarter. For the nine months, pretax margin was 17.1 percent versus 17.7 percent in the year-ago period.
      Consulting revenues rose 15 percent to $182 million from $158 million in the year-ago third quarter. Pretax income was $26 million versus $15 million in the same period last year. The nine-month pretax margin improved to 12.7 percent from 10.8 percent in the first nine months of 1999, representing strong fundamental improvement in this segment.
      Insurance underwriting revenues were $536 million in third quarter 2000, versus $540 million in the 1999 third quarter. Adjusted for foreign currency translations, revenue was up 1 percent. Reported revenues declined year-over-year due in part to a change in the mix of warranty services delivered and some intentionally non-renewed business that did not meet profitability hurdles. Pretax income rose to $81 million in the 2000 third quarter from $75 million in the comparable 1999 period.
      Corporate and other revenue, comprised primarily of equity related revenues from limited partnerships and directly owned common and preferred stocks, was $25 million compared with $60 million in the 1999 third quarter. Last year's third quarter revenue included higher income levels on private equity investments including significant income on private equity disposals. The corporate and other pretax loss of $46 million, compared with a pretax loss of $14 million in the prior year quarter, was due largely to lower equity related revenue and an increase in interest and amortization expenses.
      Reported third quarter general expenses declined 1 percent compared with the prior year. Adjusted for foreign currency translations, expenses increased 4 percent.

YEAR-END OUTLOOK
      "While we anticipate that most of our business segments will perform as expected in the fourth quarter, factors principally affecting the corporate segment may cause our earnings to be less than previously anticipated. In light of these factors, we are more comfortable at this time with full year 2000 earnings in a range of $2.00 to $2.10 per share, excluding the impact of business transformation plan costs and potential temporary revenue shortfalls during the early implementation phase in the fourth quarter," Ryan said.
      Updates on the finalization and implementation of the business transformation plan will be provided in regular quarterly earnings announcements.
      Aon Corporation (www.aon.com) is a holding company that comprises a family of insurance brokerage, consulting and insurance underwriting subsidiaries. Aon's common stock is listed on the New York, Chicago, Frankfurt and London stock exchanges.

      Aon Chairman and CEO Patrick G. Ryan will discuss subjects covered by this release and respond to questions from investors and analysts during a conference call that will also be webcast on Thursday, November 2, at 8 am (CST). To listen to the conference call, go to www.bigshoulders.com/aon3q. Real Player or Windows
                              --------------------------
Media Player is required to listen to this webcast.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, the final form of the business transformation plan, the ultimate cost and timing of the implementation thereof and the actual cost savings and other benefits resulting therefrom. Further information concerning the company and its business, including factors that potentially could materially affect the company's financial results are contained in the company's filings with the Securities and Exchange Commission.


                                      -oOo-



Contact:    Sean P. O'Neill
            Vice President, Financial Relations
            312-701-3983


            Robert A. Rosholt
            Executive Vice President, Media Relations
            312-701-3092

 Aon CORPORATION
 CONSOLIDATED SUMMARY OF OPERATIONS

                                                        THIRD QUARTER ENDED                NINE MONTHS ENDED
                                                 --------------------------------   ------------------------------
 (millions except per share data)                SEPT. 30, SEPT. 30,   PERCENT      SEPT. 30, SEPT. 30,   PERCENT
                                                    2000      1999      CHANGE         2000      1999      CHANGE
                                                 --------------------------------   ------------------------------

 REVENUE
    Brokerage commissions and fees .............  $ 1,176   $ 1,127          4  %    $ 3,584    $ 3,382         6 %
    Premiums and other .........................      476       475          -         1,435      1,353         6
    Investment income ..........................      133       168        (21)          395        457       (14)
                                                 --------- ---------  ---------     --------- ---------- ---------
       TOTAL REVENUE ...........................    1,785     1,770          1         5,414      5,192         4
                                                 --------- ---------  ---------     --------- ---------- ---------

 EXPENSES
    General expenses ...........................    1,208     1,222         (1)        3,741      3,535         6
    Benefits to policyholders ..................      257       244          5           766        720         6
    Interest expense ...........................       38        29         31           102         74        38
    Amortization of intangible assets ..........       38        36          6           115        105        10
                                                 --------- ---------  ---------     --------- ---------- ---------
       TOTAL EXPENSES ..........................    1,541     1,531          1         4,724      4,434         7
                                                 --------- ---------  ---------     --------- ---------- ---------

 INCOME BEFORE SPECIAL CHARGES .................      244       239          2           690        758        (9)
    Special charges ............................        -         -          -             -        163         -
                                                 --------- ---------  ---------     --------- ---------- ---------
 INCOME BEFORE INCOME TAX AND MINORITY INTEREST       244       239          2           690        595        16
    Provision for income tax ...................       95        91          4           269        226        19
                                                 --------- ---------  ---------     --------- ---------- ---------
 INCOME BEFORE MINORITY INTEREST ...............      149       148          1           421        369        14
    Minority interest - 8.205% trust preferred
      capital securities .......................      (10)      (10)         -           (30)       (30)        -
                                                 --------- ---------  ---------     --------- ---------- ---------
 NET INCOME ....................................    $ 139     $ 138          1  %      $ 391      $ 339        15 %
                                                 ========= =========  =========     ========= ========== =========
    Preferred stock dividends ..................       (1)       (1)         -            (2)        (2)        -
                                                 --------- ---------  ---------     --------- ---------- ---------
 NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS       $ 138     $ 137          1  %      $ 389      $ 337        15 %
                                                 ========= =========  =========     ========= ========== =========

 NET INCOME PER SHARE:
    Basic net income per share .................   $ 0.53    $ 0.53          -  %     $ 1.50     $ 1.30        15 %
                                                 ========= =========  =========     ========= ========== =========

    Dilutive net income per share:
        Net income before special charges ......   $ 0.53    $ 0.52          2  %     $ 1.49     $ 1.67       (11)%
        Special charges ........................        -         -          -             -      (0.39)        -
                                                 --------- ---------  ---------     --------- ---------- ---------
           Dilutive net income per share .......   $ 0.53    $ 0.52          2  %     $ 1.49     $ 1.28        16 %
                                                 ========= =========  =========     ========= ========== =========

   Dilutive average common and common equivalent
      shares outstanding .......................    262.8     264.2                    261.7      263.3
                                                 --------- ---------                --------- ----------

Aon CORPORATION
BUSINESS SEGMENTS


                                                                 THIRD QUARTER ENDED                NINE MONTHS ENDED
                                                           --------------------------------   ------------------------------
(millions)                                                  SEPT. 30,  SEPT. 30,   PERCENT      SEPT. 30, SEPT. 30,   PERCENT
                                                              2000        1999      CHANGE         2000      1999      CHANGE
                                                           ---------  ---------  ----------     ---------  ---------  ---------

REVENUE
-------
    Insurance brokerage and other services (1) ..........   $ 1,042    $ 1,012           3 %     $ 3,181    $ 3,029          5 %

    Consulting (2) ......................................       182        158          15           538        475         13

    Insurance underwriting ..............................       536        540          (1)        1,618      1,539          5

    Corporate and other .................................        25         60         (58)           77        149        (48)

                                                           ---------  ---------  ----------     ---------  ---------  ---------
      Total revenue .....................................   $ 1,785    $ 1,770           1 %     $ 5,414    $ 5,192          4 %
                                                           =========  =========  ============   =========  =========  ===========

INCOME BEFORE INCOME TAX
------------------------

    Insurance brokerage and other services ..............     $ 183      $ 163          12 %       $ 545      $ 535          2 %
      Special charges ...................................         -          -           -             -       (119)         -
                                                           ---------  ---------  ------------   ---------  ---------  -----------
      Including special charges .........................       183        163          12           545        416         31

    Consulting ..........................................        26         15          73            68         51         33
      Special charges ...................................         -          -           -             -        (44)         -
                                                           ---------  ---------  ------------   ---------  ---------  -----------
      Including special charges .........................        26         15          73            68          7         +500

    Insurance underwriting ..............................        81         75           8           227        214          6

    Corporate and other .................................       (46)       (14)        N/A          (150)       (42)       N/A
                                                           ---------  ---------  ------------   ---------  ---------  -----------

      TOTAL INCOME BEFORE INCOME TAX EXCLUDING
           SPECIAL CHARGES ..............................       244        239           2           690        758         (9)
      SPECIAL CHARGES ...................................         -          -           -             -       (163)         -
                                                           ---------  ---------  ----------     ---------  ---------  ---------
      TOTAL INCOME BEFORE INCOME TAX ....................     $ 244      $ 239           2 %       $ 690      $ 595         16 %
                                                           =========  =========  ===========    =========  =========  ===========

(1) Includes investment income of $47 million and $44 million for the third quarter ended September 30, 2000 and 1999, respectively, and $132 million and $120 million for the nine months ended September 30, 2000 and 1999, respectively
(2) Includes investment income of $2 million and $1 million for the third quarter ended September 30, 2000 and 1999, respectively, and $4 million and $3 million for the nine months ended September 30, 2000 and 1999, respectively